PRESS RELEASE



FOR IMMEDIATE RELEASE:             CONTACT:

CompX International Inc.           Joseph S. Compofelice
16825 Northchase Drive             Chief Executive Officer
Houston, Texas 77060               Tel.  281-423-3303



                   COMPX FIRST QUARTER EARNINGS INCREASE 28%

HOUSTON, TEXAS . . . April 20, 1999 . . . CompX International Inc. (NYSE: CIX) announced its first quarter 1999 operating results and reported net income of $5.9 million ($.37 per diluted share) on sales of $55.2 million. Compared to the first quarter of 1998 adjusted to give effect to the Company's March 1998 initial public offering and to exclude a non-recurring charge for stock awards as discussed in the following table, net income increased 28%. Net sales for the first quarter of 1999 increased 72% compared to actual net sales in the first quarter of 1998.

The increase in net sales for the first quarter of 1999 is principally due to the inclusion of the results for the full quarter of 1999 of Fort Lock and Timberline Lock (acquired in March and November of 1998, respectively) and Thomas Regout (acquired in January 1999). Excluding the effect of these acquisitions and the stock award charge discussed above, net sales increased 1% and operating income increased 4% compared to the first quarter of 1998. The 1% increase in net sales reflects a slowdown in the Company's product sales to the office furniture industry offset by an 11% increase in net sales for the Company's security products business unit.

"While the current slowdown in the office furniture industry did have an effect on our slide and ergonomics results, our expansion through acquisitions into other industry segments, especially the computer and transportation segments, more than offset this effect. We currently expect these trends will enable CompX to report favorable earnings comparisons throughout 1999 and look forward to enhanced overall growth when the office furniture industry begins to recover," said Joseph S. Compofelice, Chairman and Chief Executive Officer.

CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot ensure that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, potential difficulties in integrating completed acquisitions, possible disruptions of normal business activity from Year 2000 issues and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying consequences prove incorrect, actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.

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COMPX INTERNATIONAL INC.
CONDENSED SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)
                                     Three Months Ended
                                          March 31,


                                  Actual   Adjusted    Actual
                                   1998     1998 (A)    1999

Net sales                         $  32.1  $  32.1    $  55.2
Operating income                  $   4.3  $   7.6    $   9.6
Interest expense                       .7       .5         .4
Other income                           -        -          .1

Income before income taxes            3.6      7.1        9.3
Income tax expense                    1.4      2.5        3.4

Net income                        $   2.2  $   4.6    $   5.9

Net income per diluted common
share                             $  0.18  $  0.28    $  0.37

Weighted average diluted common
shares outstanding                   11.8     16.2       16.1



(A)Adjusted to give effect to the Company's March 1998 initial public offering as if such offering had occurred on January 1, 1998, and to exclude a $3.3 million non-recurring charge ($2.3 million net of tax) for stock awarded to key individuals in connection with the initial public offering.